EXHIBIT 10.1

HARVARD BIOSCIENCE, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Harvard Bioscience, Inc. (“Company”), entered into an Employment Agreement (“Agreement”) with  Jeffrey A. Duchemin (“Executive”) on August 26, 2013; and

WHEREAS, the parties desire to amend such Employment Agreement to modify the incentive compensation provision thereunder; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following, effective immediately:

1. Amendment -  Section 3(c).  Section 3(c) of the Agreement is hereby amended by deleting the phrase “two hundred percent (200%)” and replacing it with “one hundred fifty percent (150%)” in its stead.

2.  Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this agreement at or prior to the effectiveness of any succession shall be a breach of this agreement and the Agreement and shall constitute Good Reason (as defined under the Agreement) if the Executive elects to terminate employment.

3.  Counterparts. This agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of this 1st day of March, 2015.

HARVARD BIOSCIENCE, INC.

By:	/s/ Robert E. Gagnon
Name:	Robert E. Gagnon
Title:	Chief Financial Officer

EXECUTIVE
/s/ Jeffrey A. Duchemin
Jeffrey A. Duchemin, individually